Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for the Fiscal 2011 First Quarter;

Company Affirms Fiscal 2011 Guidance

DALLAS (February 8, 2011)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2011 first quarter ended December 31, 2010.

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Fiscal 2011 first quarter consolidated results, excluding net unrealized margins were $73.7 million, or $0.81 per diluted share, compared with net income of $66.5 million, or $0.71 per diluted share in the prior-year quarter.

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After including noncash, unrealized net gains of $0.3 million, or $0.00 per diluted share, fiscal 2011 first quarter net income was $74.0 million, or $0.81 per diluted share. Net income was $93.3 million, or $1.00 per diluted share in the prior-year quarter, after including unrealized net gains of $26.8 million, or $0.29 per diluted share.

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For the three months ended December 31, 2010, regulated operations contributed $67.4 million, or $0.74 per diluted share, compared with $59.9 million of net income, or $0.64 per diluted share in the prior-year quarter.

•	Nonregulated operations contributed $6.6 million of net income, or $0.07 per diluted share, compared with $33.4 million of net income, or $0.36 per diluted share for the same three months last year.

“We are pleased to deliver solid first quarter financial results,” said Kim Cocklin, president and chief executive officer of Atmos Energy Corporation. “Our core regulated operations provided stable and predictable results from the enhanced rate designs achieved in recent years. Results from our nonregulated operations remained constant, despite continued low gas price volatility.”

“Consolidated net income increased 11 percent over last year, after excluding the net unrealized gains from both periods. We remain on track to meet our guidance for fiscal 2011 of earning between $2.25 and $2.35 per diluted share,” Cocklin concluded.

Results for the Quarter Ended December 31, 2010

Natural gas distribution gross profit increased $5.2 million to $299.8 million for the quarter ended December 31, 2010, compared with $294.6 million in the prior-year quarter. This increase is due largely to a $14.1 million increase in rates, primarily in the company’s Texas, Louisiana, Missouri, Kentucky and Kansas service areas. Partially offsetting the increase in rates was a $4.9 million decrease associated with a 10 percent drop in consolidated distribution throughput, caused principally by warmer weather this fiscal quarter compared to the same period last year and a $2.7 million decrease in revenue-related franchise taxes.

Regulated transmission and storage gross profit increased $2.1 million to $49.0 million for the quarter ended December 31, 2010, compared with $46.9 million for the same period last year. This quarter-over-quarter increase is due primarily to a $3.1 million increase in revenues resulting from filings under the Texas Gas Reliability Infrastructure Program (GRIP) and a $1.6 million increase in demand fees. These increases were partially offset by a $1.5 million decrease from lower per-unit transportation margins and a $1.0 million decrease due principally to a decline in throughput to the Mid-Tex Division.

Nonregulated gross profit decreased $44.6 million to $25.2 million for the first quarter of fiscal 2011, compared with $69.8 million for the prior-year quarter. The decrease primarily reflects a $43.4 million decrease in unrealized margins due to a significant unrealized gain recognized in the prior-year quarter. The prior-year quarter unrealized gain resulted from narrowing spreads between the then current cash prices and forward natural gas prices experienced on Atmos Energy Holding’s (AEH) net physical position and the deferral of physical storage withdrawals to later in the 2010 fiscal year. Gas delivery margins were flat compared with the prior-year quarter as an 8 percent increase in consolidated sales volumes was offset by a decrease in gas delivery per-unit margins. The $2.0 million decrease in realized asset optimization margins from the prior-year quarter primarily reflects the impact of continued low natural gas price volatility.

Consolidated operation and maintenance expense for the quarter ended December 31, 2010, was $116.6 million, compared with $123.9 million for the prior-year quarter. Excluding the provision for doubtful accounts, operation and maintenance expense for the current quarter was $115.0 million, compared with $121.3 million for the same period last year. The $6.3 million decrease resulted primarily from a $4.2 million decrease in employee-related costs and a $1.8 million reduction in legal and other administrative costs.

The debt capitalization ratio at December 31, 2010, was 51.4 percent, compared with 51.3 percent at September 30, 2010 and 51.0 percent at December 31, 2009. At December 31, 2010, there was $248.0 million of short-term debt outstanding, compared with $126.1 million at September 30, 2010 and $179.7 million at December 31, 2009, primarily due to seasonal borrowings to fund our working capital needs.

For the quarter ended December 31, 2010, the company generated operating cash flow of $45.8 million, a $49.4 million reduction compared with the first quarter of fiscal 2010. The quarter-over-quarter decrease primarily reflects differences in the timing of customer collections and vendor payments.

Capital expenditures increased to $123.2 million for the fiscal 2011 first quarter, compared with $115.4 million in the prior-year quarter. The $7.8 million increase primarily reflects spending related to the Mid-Tex steel service line replacement program and to the purchase of software for new customer service systems, partially offset by the relocation of the company’s information technology data center in the prior-year quarter.

Outlook

The leadership of Atmos Energy remains focused on enhancing shareholder value by delivering consistent earnings growth. Atmos Energy still expects fiscal 2011 earnings to be in the range of $2.25 to $2.35 per diluted share, excluding unrealized gains and losses. However, net income from regulated operations is now expected to be in the range of $171 million to $178 million, while net income from nonregulated operations is expected to be in the range of $35 million to $37 million. Capital expenditures for fiscal 2011 are expected to continue to range between $580 million to $595 million.

However, the valuation on September 30, 2011, of the company’s nonregulated physical storage inventory and associated financial instruments (“mark-to-market”), as well as changes in events or other circumstances that the company cannot currently anticipate or predict, could result in earnings for fiscal 2011 that are significantly above or below this outlook. Factors that could cause such changes are described below in Forward-Looking Statements and in other company reports filed with the Securities and Exchange Commission.

Conference Call to be Webcast February 9, 2011

Atmos Energy will host a conference call with financial analysts to discuss the financial results for the fiscal 2011 first quarter on Wednesday, February 9, 2011, at 8 a.m. Eastern Time. The telephone number is 877-485-3107. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day. Kim Cocklin, president and chief executive officer; and Fred Meisenheimer, senior vice president, chief financial officer and treasurer will participate in the conference call.

Highlights and Recent Developments

Fort Necessity Storage Project Update

In fiscal 2010, a subsidiary of AEH entered into an exclusive option and acquisition agreement with a third party storage developer, (that was extended until March 2011), to develop the proposed Fort Necessity salt-dome natural gas storage project. In January 2011, the third party developer notified Atmos Energy that it did not plan to commence the activities required to allow it to exercise the option by March 2011. Accordingly, the option was terminated shortly thereafter. The company is currently evaluating its strategic alternatives with respect to this project.

Kentucky Lawsuit Verdict

Atmos Energy Corporation and two subsidiaries of AEH have been involved in a lawsuit filed in the Circuit Court of Edmonson County, Kentucky related to the Park City Gathering Project. The dispute which gave rise to the litigation involves the amount of royalties due from a third party producer to landowners (who own the mineral rights) for natural gas produced from the landowners’ properties. Atmos Energy companies entered into contracts with the third party producer to gather, treat and ultimately sell natural gas produced from the landowners properties, but had no contractual relationship with the landowners or the investors/working interest owners.

On December 17, 2010, the jury returned a verdict in favor of the landowners and investor/working interest owners and awarded compensatory damages of $3.8 million and punitive damages of $27.5 million payable by Atmos Energy and the AEH subsidiaries. A hearing is scheduled on February 28, 2011 to hear a number of motions, including a motion to dismiss the jury verdict and a motion for a new trial. In the event the trial judge denies these motions, Atmos Energy will appeal the decision.

$200 Million Committed Revolving Credit Facility

On December 8, 2010, Atmos Energy Marketing, LLC (AEM) and the participating banks amended and restated AEM’s $450 million 364-day committed revolving credit facility, replacing it with a $200 million three-year facility with an accordion feature that could increase AEM’s borrowing capacity to $500 million.

Change in Business Segments Effective December 1, 2010

As a result of the appointment of a new CEO effective October 1, 2010, during the first quarter of fiscal 2011, the company revised the information used by the chief operating decision maker to manage the company. As a result of this change, effective December 1, 2010, Atmos Energy began reporting its nonregulated operations in one operating segment. Certain prior-year presentations have been reclassified to conform to the current-year presentation.

This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural-gas-only distributor, serving over three million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income	Three Months Ended December 31		Percentage Change
(000s except per share)	2010	2009

Gross Profit:
Natural gas distribution segment	$299,772	$294,627	2%
Regulated transmission and storage segment	49,007	46,860	5%
Nonregulated segment	25,178	69,775	(64)%
Intersegment eliminations	(397)	(413)	4%

Gross profit	373,560	410,849	(9)%

Operation and maintenance expense	116,594	123,862	(6)%
Depreciation and amortization	56,161	53,839	4%
Taxes, other than income	40,696	42,552	(4)%

Total operating expenses	213,451	220,253	(3)%

Operating income	160,109	190,596	(16)%

Miscellaneous expense	(737)	(269)	174%
Interest charges	38,917	38,708	1%

Income before income taxes	120,455	151,619	(21)%
Income tax expense	46,458	58,289	(20)%

Net income	$73,997	$93,330	(21)%

Basic net income per share	$0.81	$1.00
Diluted net income per share	$0.81	$1.00

Cash dividends per share	$0.340	$0.335

Weighted average shares outstanding:
Basic	90,082	92,152
Diluted	90,408	92,509

	Three Months Ended December 31		Percentage Change
Summary Net Income by Segment (000s)	2010	2009

Natural gas distribution	$57,318	$51,448	11%
Regulated transmission and storage	10,102	8,454	19%
Nonregulated	6,275	6,633	(5)%
Unrealized margins, net of tax	302	26,795	(99)%

Consolidated net income	$73,997	$93,330	(21)%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	December 31, 2010	September 30, 2010
(000s)

Net property, plant and equipment	$4,859,344	$4,793,075

Cash and cash equivalents	129,892	131,952
Accounts receivable, net	564,934	273,207
Gas stored underground	339,105	319,038
Other current assets	229,324	150,995

Total current assets	1,263,255	875,192

Goodwill and intangible assets	739,991	740,148
Deferred charges and other assets	359,033	355,376

	$7,221,623	$6,763,791

Shareholders’ equity	$2,274,853	$2,178,348
Long-term debt	1,807,319	1,809,551

Total capitalization	4,082,172	3,987,899

Accounts payable and accrued liabilities	510,085	266,208
Other current liabilities	349,914	413,640
Short-term debt	247,993	126,100
Current maturities of long-term debt	352,434	360,131

Total current liabilities	1,460,426	1,166,079

Deferred income taxes	892,090	829,128
Deferred credits and other liabilities	786,935	780,685

	$7,221,623	$6,763,791

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Three Months Ended December 31
(000s)	2010	2009

Cash flows from operating activities

Net income	$73,997	$93,330
Depreciation and amortization	56,207	53,875
Deferred income taxes	43,423	12,832
Changes in assets and liabilities	(132,515)	(69,263)
Other	4,712	4,382

Net cash provided by operating activities	45,824	95,156

Cash flows from investing activities

Capital expenditures	(123,162)	(115,439)
Other, net	(370)	(1,873)

Net cash used in investing activities	(123,532)	(117,312)

Cash flows from financing activities

Net increase in short-term debt	112,628	111,335
Repayment of long-term debt	(10,000)	—
Cash dividends paid	(31,002)	(31,234)
Repurchase of equity awards	(3,231)	—
Issuance of common stock	7,253	5,681

Net cash provided by financing activities	75,648	85,782

Net increase (decrease) in cash and cash equivalents	(2,060)	63,626
Cash and cash equivalents at beginning of period	131,952	111,203

Cash and cash equivalents at end of period	$129,892	$174,829

	Three Months Ended December 31
Statistics	2010	2009
Consolidated natural gas distribution throughput (MMcf as metered)	120,544	134,521
Consolidated regulated transmission and storage transportation volumes (MMcf)	99,841	95,938
Consolidated nonregulated delivered gas sales volumes (MMcf)	94,538	87,229
Natural gas distribution meters in service	3,206,286	3,208,531
Natural gas distribution average cost of gas	$4.92	$5.12
Nonregulated net physical position (Bcf)	19.6	19.0

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